Exhibit 99


                            SPURLOCK INDUSTRIES, INC.
                                 125 BANK STREET
                             WAVERLY, VIRGINIA 23890




Monday, May 10, 1999                               CONTACT:   Phillip S. Sumpter
FOR IMMEDIATE RELEASE                                             (804) 834-8980

         RICHMOND, VIRGINIA, May 10--Shareholders of Spurlock Industries, Inc. today approved the previously announced merger of SII Acquisition Company with and into Spurlock Industries, Inc. As a result of this merger, Spurlock Industries, Inc. will become a wholly-owned subsidiary of Borden Chemical, Inc. Approximately 68.3% of the outstanding shares of Spurlock Industries, Inc. were voted in favor of the merger. Each outstanding Spurlock common share will be converted, upon completion of the merger, into the right to receive $3.40 in cash, without interest, subject to possible downward adjustments for certain contingencies. Trading of Spurlock Industries, Inc.'s common stock on the NASD's over-the-counter bulletin board is expected to be terminated upon completion of the merger. The merger is expected to occur on May 12, 1999.

         Spurlock, which produces formaldehyde and resins, will be a wholly-owned subsidiary of Borden Chemical, Inc. which is a subsidiary of privately held Borden, Inc. Borden Chemical, Inc. is a leading global source for formaldehyde, resins, melamine, adhesives, coating and other specialty chemicals serving a broad range of markets including the forest products, foundry, automotive, construction, composites, electronics and oilfield industries.




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